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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2159 DATED 12 NOVEMBER 2009

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$3,500,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2010
 CURRENTLY TOTALING A$ 1,879,840,000.00 (A$ 404,806,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 20, 2004 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)    Issuer:                                                  Queensland Treasury Corporation

    (ii)   Guarantor:                                               The Treasurer on behalf of the Government of Queensland

2.         Benchmark line:                                          2010

                                                                    (to be consolidated and form a single series with QTC 5.50%
                                                                    Global A$Bonds due 14
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                                                                    May 2010, ISIN US748305BF57)

3.         Specific Currency or Currencies:                         AUD ("A$")

4.  (i)    Issue price:                                             100.701 %

    (ii)   Dealers' fees and commissions paid by Issuer:            No fee or commission is payable in respect of the issue of the bond(s) described in these final terms (which will
                                                                    constitute a "pricing supplement" for purposes of any
                                                                    offers or sales in the United States or to U.S. persons).
                                                                    Instead, QTC pays fees and commissions in accordance with
                                                                    the procedure described in the QTC Offshore and Onshore
                                                                    Fixed Interest Distribution Group Operational Guidelines.

5.         Specified Denominations:                                 A$1,000

6.  (i)    Issue Date:                                              13 NOVEMBER 2009

    (ii)   Record Date (date on and from which security is          6 May / 6 November. Security will be ex-interest on and from 7
           Ex-interest):                                            May / 7 November.


    (iii)  Interest Payment Dates:                                  14 May / 14 November

7.         Maturity Date:                                           14 May 2010

8.         Interest Basis:                                          5.5 per cent Fixed Rate

9.         Redemption/Payment Basis:                                Redemption at par

10.        Change of Interest Basis or Redemption/Payment           Not Applicable
           Basis:

11. (i)    Status of the Bonds:                                     Senior and rank pari passu with other senior, unsecured
                                                                    debt obligations of QTC

    (ii)   Status of the Guarantee:                                 Senior and ranks pari passu with all its other unsecured
                                                                    obligations

12.        Method of distribution:                                  Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions Applicable

    (i)    Rate(s) of Interest:                                     5.5 per cent per annum payable semi-annually in arrears

    (ii)   Interest Payment Date(s):                                14 May and 14 November in each year up to and including the
                                                                    Maturity Date

    (iii)  Fixed Coupon Amount(s):                                  A$27.50 per A$1,000 in nominal amount
           (Applicable to bonds in definitive form)

    (iv)   Determination Date(s):                                   Not Applicable

    (v)    Other terms relating to the method of calculating        None
           interest for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.        Final Redemption Amount:                                 A$1,000 per bond of A$1,000 Specified Denomination

                                                                    (NB: If the Final Redemption Amount is other than 100 per cent.
                                                                    of the nominal value the bonds will be derivative securities for the purposes of the Prospectus Directive and the requirements of
                                                                    Annex XII to the Prospectus Directive Regulation will apply and the Issuer will prepare and publish a supplement to the
                                                                    Prospectus)

15.        Early Redemption Amount(s) payable on redemption for     Not Applicable
           taxation reasons or on event of default and/or the method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                                           Permanent Global Note not exchangeable for Definitive Bonds

17.        Additional Financial Centre(s) or other special          Not Applicable
           provisions relating to Payment Dates:

18.        Talons for future Coupons or Receipts to be attached     No
           to Definitive Bonds (and dates on which such Talons mature):

19.        Other terms or special conditions:                       Not Applicable

                                                                    (When adding any other final terms consideration should be given as to whether such terms constitute "significant new factors"
                                                                    and consequently trigger the need for a supplement to the
                                                                    Prospectus under Article 16 of the Prospectus Directive)

DISTRIBUTION

20. (i)    If syndicated, names and addresses of Managers and       Not Applicable
           underwriting commitments:

    (ii)   Date of Dealer Agreement:                                11 NOVEMBER 2009

    (iii)  Stabilizing Manager(s) (if any):                         Not Applicable

21.        If non-syndicated, name and address of relevant          National Australia Bank Ltd
           Dealer:                                                  255 George Street
                                                                    Sydney NSW 2000

22.        Whether TEFRA D or TEFRA C rules applicable or TEFRA     TEFRA Not Applicable
           rules not applicable:

23.        Non exempt Offer                                         Not Applicable

                                                                    (N.B. Consider any local regulatory
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                                                                    requirements necessary to be fulfilled so as to be able to make a non-exempt offer in relevant jurisdictions. No such offer should be made in any relevant jurisdiction until those
                                                                    requirements have been met. Non-exempt offers may only be made into jurisdictions in which the base prospectus (and any
                                                                    supplement) has been notified/passported.)

24.        Additional selling restrictions:                         Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.         LISTING AND ADMISSION TO TRADING

    (i)    Listing                                                  Bourse de Luxembourg.

    (ii)   Admission to trading:                                    Application has been made by the Issuer (or on its behalf) for the bonds to be admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

                                                                    (Where documenting a fungible issue need to indicate that
                                                                    original securities are already admitted to trading.)

2.         RATINGS

           Ratings:                                                 The bonds to be issued have been rated:

                                                                    S&P:     AA+
                                                                    Moody's: Aa1

                                                                    An obligation rated 'AA+' by S&P has the second highest long term credit rating assigned by Standard & Poor's and differs from the highest rated obligations by only a small degree. The obligor's capacity to meet its financial commitment on the obligation is very strong.

                                                                    An obligation rated 'Aa1' by Moody's has the second highest long term credit rating assigned by Moody's. Obligations rated 'Aa1'
                                                                    are judged to be of high quality and are subject to very low credit risk.

                                                                    A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

                                                                    (The above disclosure should reflect the rating allocated to bonds issued under the bond facility generally or, where the issue has been specifically rated, that rating.)

3.         INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.         REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)    Reasons for the Offer:                                   See "Use of Proceeds" section in the
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                                                                    prospectus supplement--if reasons for offer different from making profit and/or hedging certain risks will need to include those reasons here.

    (ii)   Estimated net proceeds:                                  Not Applicable.

                                                                    (If proceeds are intended for more than one use will need to split out and present in order of priority. If proceeds
                                                                    insufficient to fund all proposed uses state amount and sources of other funding.)

    (iii)  Estimated total expenses:                                Not Applicable.

                                                                    [Expenses are required to be broken down into each principal intended "use" and presented in order of priority of such
                                                                    "uses".]

5.         YIELD

           Indication of yield:                                     4.08%

                                                                    Calculated as 7 basis points less than the yield on the
                                                                    equivalent A$ Domestic Bond issued by the Issuer under its
                                                                    Domestic A$ Bond Facility on the Trade Date.

                                                                    The yield is calculated at the Trade Date on the basis of the
                                                                    Issue Price. It is not an indication of future yield.

6.         OPERATIONAL INFORMATION

    (i)    ISIN Code:                                               US748305BF57

    (ii)   Common Code:                                             21354040

    (iii)  CUSIP Code:                                              748305BF5

    (iv)   Any clearing system(s) other than Depositary Trust       Not Applicable
           Company, Euroclear Bank S.A./N.V. and Clearstream
           Banking, societe anonyme and the relevant identification number(s):

    (v)    Delivery:                                                Delivery free of payment

    (vi)   Names and addresses of additional Paying Agent(s)        [____________]
           (if any):

7.         TERMS AND CONDITIONS OF THE OFFER

    (i)    Offer Price;                                             Not applicable

    (ii)   [Conditions to which the offer is subject;]              Not applicable

    (iii)  [Description of the application process;]                Not applicable

    (iv)   [Details of the minimum and/or maximum amount of         Not applicable
           application;]

    (v)    [Description of possibility to reduce subscriptions      Not applicable
           and manner  for refunding excess amount paid by
           applicants;]
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    (vi)   [Details of the method and time limits for paying up     Not applicable
           and delivering the bonds;]

    (vii)  [Manner in and date on which results of the offer are    Not applicable
           to be made public;]

    (viii) [Procedure for exercise of any right of pre-emption,     Not applicable
           negotiability of subscription rights and treatment of subscription rights not exercised;]

    (ix)   [Categories of potential investors to which the bonds    Not applicable
           are offered and whether tranche(s) have been reserved for certain countries;]

    (x)    [Process for notification to applicants of the amount    Not applicable
           allotted and the indication whether dealing may begin before notification is made;]

    (xi)   [Amount of any expenses and taxes specifically charged   Not applicable
           to the subscriber or Purchaser;]

    (xii)  [Name(s) and address(es), to the extent know to the      None
           Issuer, of the placers in the various countries where the offer takes place.]
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